EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot Maza
Chief Financial Officer
(914) 785-4742

Dan Budwick
BMC Communications
212.477.9007 ext.14

EMISPHERE TECHNOLOGIES INC. SIGN LICENSING AGREEMENT WITH
ROCHE TO DEVELOP ORAL FORMULATIONS
Human Clinical Data Generated

Tarrytown, NY – November 18, 2004 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) announced today that it has entered into a licensing agreement with Roche to develop oral formulations of undisclosed small molecule compounds approved for use in the field of bone-related diseases. The agreement follows successful pre-clinical studies, and a human feasibility study incorporating Emisphere’s eligen® delivery technology.

Under the terms of the agreement, Roche will pay Emisphere an initial up-front fee, and future milestones payments of up to $18.5 million for each product developed using the eligen® technology.  Emisphere will also receive royalties based upon product sales.  Roche will fund all necessary preclinical, clinical and manufacturing costs for all products.   There are no financial obligations going forward for Emisphere.  Worldwide sales for products of this class of drugs are expected to be over $5 billion in 2004.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer, Emisphere Technologies, Inc., commented, “We are very pleased to add another premium company such as Roche to the list of partners that have licensed our technology. This is the seventh compound successfully delivered in humans with the eligen® technology.  This is our first license agreement for a small molecule drug that is not a peptide. Our strategy of entering into earlier stage, feasibility studies continues to provide good value to our shareholders.  We shall continue with the strategy of forming research collaborations with companies that can benefit from our eligen® technology.”

About The eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers.”  These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

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